EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com



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FOR IMMEDIATE RELEASE



Contact: Raymond Martz, Vice President of Finance & Investor Relations --Bethesda +301/941-1516



 LASALLE HOTEL PROPERTIES COMPLETES $57 MILLION SECURED DEBT FINANCING
   3.56 percent Loan Secured by Indianapolis Marriott Downtown Hotel


BETHESDA, MD, FEBRUARY 26, 2004 -- LaSalle Hotel Properties (NYSE: LHO) today announced that it has successfully executed a $57.0 million interest-only secured loan with Column Financial, Inc, a wholly-owned subsidiary of
Credit Suisse First Boston.   The term of the loan is three years with two
one-year extension options and is collateralized by the Company's 615-room Indianapolis Marriott Downtown Hotel. Contemporaneously with the financing, the Company executed a three-year Swap agreement to fix the rate of the loan at 3.56 percent for the next three years. Proceeds from the financing will be used to reduce LaSalle's outstanding balance on its credit facility.

     "We are extremely pleased with the terms and execution of this transaction," noted Hans Weger, Chief Financial Officer for LaSalle Hotel Properties. "Currently, the Company has approximately $320.0 million of debt, of which approximately 56 percent consists of fixed-rate debt and 44 percent consists of variable-rate debt. Additionally, our current weighted average cost of debt is approximately 4.6 percent, which is one of the lowest in the lodging industry."

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 18 upscale and luxury full-service hotels, totaling approximately 6,200 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, and the Kimpton Hotel & Restaurant Group, LLC.







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Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Form 10-K for the year ended December 31, 2003 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.




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CONTACTS:
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Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     - 301/941-1516

Raymond Martz, Vice President of Finance, LaSalle Hotel Properties
     - 301/941-1516


                For additional information please visit
                 our website at www.lasallehotels.com







































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